Exhibit 99.1
Ingram Micro Reports Record Q3 2026 Results, with Solid Double-Digit Growth in Net Sales and Net Income and Strong Cash Flow Generation; Raised Full Year Guidance from September Capital Markets Day

Fiscal Third Quarter 2026 Highlights:
•Exceeded high end of guidance on all financial metrics
•Net sales of $15.2 billion, up 20.8% over prior year, with continued strength in Cloud and Advanced Solutions, including GPU and AI infrastructure
•Gross profit of $996.9 million, up 14.6% year over year
•Operating income of $293.8 million and adjusted income from operations(1) of $322.0 million, up 31.4% and 24.9% year over year, reflecting continued operating leverage and productivity across a growing business
•Diluted earnings per share (“EPS”) of $0.57 and non-GAAP diluted EPS(1) of $0.91, up 35.7% and 26.4% year over year, respectively
•Generated $251 million of cash from operations and $250 million of adjusted free cash flow(1), resulting in the Company’s highest third-quarter cash flow in more than 5 years
•Quarterly dividend increased to $0.088 per share — a sequential increase of 2.3% and 10.0% over prior year

Fiscal Fourth Quarter 2026 Outlook:
•Net sales for Q4 2026 expected to be $17.5 billion to $17.9 billion — a year-over-year increase of 17.6% to 20.3%
•Non-GAAP diluted EPS for Q4 2026 expected to be $1.05 to $1.15 — up from $0.96 in the prior fiscal fourth quarter

IRVINE, Calif. — (BUSINESS WIRE) — October 29, 2026 — Ingram Micro Holding Corporation (NYSE: INGM) (“Ingram Micro” or the “Company”) today reported 2026 fiscal third quarter results for the period ended September 26, 2026. The Company reported net sales of $15.2 billion, up 20.8% year-over-year, and net income on a GAAP basis of $131.1 million, or $0.57 per share, up 31.8% and 35.7% year-over-year, respectively. Non-GAAP net income of $210.6 million, or $0.91 per share,(1) was up 24.8% and 26.4% versus the same period last year, respectively.

“Our record third-quarter performance reflects the breadth and resilience of our business and continued execution against the strategy we outlined at our Capital Markets Day in September. We delivered broad-based growth across all four regions, and across our primary lines of business, while continuing to scale XvantageTM and advance our intelligent operating model," said Paul Bay, Ingram Micro’s chief executive officer. "The investments we are making in our platform, data and AI are enabling us to deepen customer engagement, improve productivity and increasingly turn intelligence into action. With our unmatched global scale, expanding platform capabilities and growing leadership in agentic commerce, we believe we are well positioned to capture the opportunities ahead and create long-term value for our shareholders.”

“Our double-digit year-over-year growth is reflective of balanced strength both geographically and by line of business, but remains most robust in Advanced Solutions, including GPU and AI infrastructure as well as Cloud-based Solutions,” said Mike Zilis, Ingram Micro’s chief financial officer. “This growth paired with disciplined expense management, drove operating income above our expectations, while disciplined working capital management contributed to our strongest third-quarter cash flow performance to date. These results demonstrate our ability to translate growth into higher earnings and cash generation while continuing to invest for sustainable, long-term shareholder returns.”

Consolidated Fiscal Third Quarter 2026 Results(1)

	Thirteen Weeks Ended September 26, 2026		Thirteen Weeks Ended September 27, 2025		Increase vs. 2025
($ in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$15,220,461		$12,603,755		$2,616,706
Gross profit	996,926	6.55%	869,647	6.90%	127,279
Income from operations	293,768	1.93%	223,513	1.77%	70,255
Net income	131,080	0.86%	99,457	0.79%	31,623
Adjusted income from operations	321,988	2.12%	257,864	2.05%	64,124
Adjusted EBITDA	390,112	2.56%	342,218	2.72%	47,894
Non-GAAP net income	210,591	1.38%	168,749	1.34%	41,842
EPS:
Basic	$0.57		$0.42
Diluted	$0.57		$0.42
Non-GAAP EPS:
Basic	$0.91		$0.72
Diluted	$0.91		$0.72

Consolidated Fiscal Third Quarter 2026 Financial Highlights

•Net sales totaled $15.2 billion, compared to $12.6 billion in the prior fiscal third quarter, representing an increase of 20.8%. The growth was driven by year-over-year increases in net sales across each of our geographic segments. Globally, Advanced Solutions offerings increased by 40%, Client and Endpoint Solutions increased by 10%, Cloud-based Solutions increased by 31%, and Other services increased by 35%. The translation impact of foreign currencies relative to the U.S. dollar did not have a notable impact on the year-over-year net sales comparison.

•Gross profit grew to $996.9 million, from $869.6 million in the prior fiscal third quarter.

•Gross margin was 6.55%, compared to 6.90% in the prior fiscal third quarter. The increase in gross profit dollars was primarily attributable to the increase in our net sales. The year-over-year gross margin trend was largely driven by growth of lower-margin, low cost-to-serve GPU and AI-infrastructure product sets during the third quarter compared to the prior fiscal third quarter. Excluding these large deals, our gross margin was 7.06% in the fiscal third quarter 2026, roughly flat with 7.10% in the prior fiscal third quarter.

•Income from operations was $293.8 million, compared to $223.5 million in the prior fiscal third quarter. The increase was primarily attributable to the previously described increase in our net sales coupled with leverage on our operating expenses.

•Adjusted income from operations was $322.0 million, compared to $257.9 million in the prior fiscal third quarter. The increase was primarily attributable to the previously described increase in our net sales coupled with leverage on our operating expenses.

•Income from operations margin was 1.93%, compared to 1.77% in the prior fiscal third quarter. Adjusted income from operations margin was 2.12% compared to 2.05% in the prior fiscal third quarter. The year-over-year comparisons are reflective of improved leverage on operating expenses, partially offset by a shift in sales mix towards lower-margin GPU and AI-infrastructure products in the current fiscal third quarter.

•Adjusted EBITDA was $390.1 million, compared to $342.2 million in the prior fiscal third quarter.

•Diluted EPS was $0.57, compared to $0.42 in the prior fiscal third quarter. Non-GAAP diluted EPS was $0.91, compared to $0.72 in the prior fiscal third quarter – an increase of 26.4%.

•Cash provided in operations was $251.4 million, compared to $146.0 million used in the prior fiscal third quarter, and adjusted free cash flow was $249.5 million, compared to a use of $109.9 million in the prior fiscal third quarter. While our high sales growth levels require investment in net working capital, and particularly inventory and accounts receivable, we have financed this significantly with the accounts payable terms and conditions of our vendors, managing our net working capital conversion cycle multiple days better year-over-year.

Regional Fiscal Third Quarter 2026 Financial Highlights

North America

Net sales were $5.8 billion, compared to $4.4 billion in the prior fiscal third quarter. The 31.5% year-over-year increase in North American net sales was primarily driven by a 61% increase in net sales of Advanced Solutions offerings, which includes growth in networking and servers in the United States as well as growth in GPU and AI-infrastructure product sets in the region. Net sales of Client and Endpoint Solutions increased by 7% driven by growth in notebooks and desktops, and net sales of Other services increased by 114% year-over-year, driven by growth in our U.S. Reverse Logistics and Repair business and, to a lesser degree, our re-entry into supply chain services. Net sales of Cloud-based Solutions increased by 21%, with growth in sales of infrastructure-as-a-service the primary catalyst. Excluding the impact of our CloudBlue divestiture, net sales of Cloud-based Solutions were up by 30% year-over-year.

Income from operations was $114.1 million, compared to $79.1 million in the prior fiscal third quarter and adjusted income from operations was $128.5 million compared to $96.5 million in the prior fiscal third quarter, representing increases of 44.2% and 33.2%, respectively.

Income from operations margin was 1.96%, compared to 1.79% in the prior fiscal third quarter. The increase was driven by a decrease in expenses as a percentage of net sales in the region, including a 102 basis point reduction in compensation and headcount expenses and a 12 basis point reduction in rental and occupancy costs largely as a result of the restructuring initiatives taken in the current and prior year, coupled with efficiencies of continued optimization and automation. The comparison benefited from the impact in the prior year period of write-downs relating to held-for-sale accounting of our CloudBlue operations and another non-core business, which had a negative impact of 12 basis points on the region’s income from operations margin in the prior fiscal third quarter. These factors were partially offset by a decline in gross margin due to a shift in sales mix towards lower-margin, lower cost-to-serve GPU and AI-infrastructure product sets in the current year third quarter compared to the prior year third quarter.

EMEA

Net sales were $3.9 billion, an increase of 7.3% compared to the prior fiscal third quarter. The year-over-year increase in EMEA net sales was driven by 24% growth in Advanced Solutions led by growth in server and storage net sales, and 39% growth in Cloud-based Solutions, partially offset by a 1% decline in Client and Endpoint Solutions. The translation impact of foreign currencies relative to the U.S. dollar had a negative impact of 1% on the year-over-year net sales comparison.

Income from operations was $67.8 million, compared to $62.0 million in the prior fiscal third quarter and adjusted income from operations was $75.1 million compared to $69.5 million in the prior fiscal third quarter, representing increases of 9.4% and 8.1%, respectively.

Income from operations margin was 1.72%, compared to 1.69% in the prior fiscal third quarter. The year-over-year increase in income from operations margin was driven by a decrease in expenses as a percentage of net sales in the region, including a 10 basis point reduction in compensation and headcount expenses and a 4 basis point reduction in rental and occupancy costs. These were partially offset by a decline in gross margin due to a shift in sales mix towards lower-margin product sets.

Asia-Pacific

Net sales were $4.3 billion, compared to $3.5 billion in the prior fiscal third quarter. The 22.3% increase in Asia-Pacific net sales was driven by a 25% increase in net sales of Advanced Solutions offerings including GPU and AI-infrastructure product sets in China. Net sales of Client and Endpoint Solutions increased by 21% due to growth in mobility product sales. Net sales of Cloud-based Solutions increased by 44% and net sales of Other services increased by 39%. These were partially offset by the translation impact of foreign currencies relative to the U.S. dollar, which had a negative impact of 2% on the year-over-year net sales comparison.

Income from operations was $86.8 million, compared to $67.5 million in the prior fiscal third quarter and adjusted income from operations was $90.7 million compared to $72.0 million in the prior fiscal third quarter, representing increases of 28.6% and 25.9%, respectively.

Income from operations margin was 2.00%, compared to 1.90% in the prior fiscal third quarter. The year-over-year increase was primarily driven by higher gross margin driven by growth in our higher-margin Cloud-based Solutions category, offset partially by continued strength in lower margin, lower cost-to-serve GPU and AI-Infrastructure product sets. These factors were further partially offset by an increase in expenses as a percentage of net sales in the region. The translation impact of foreign currencies relative to the U.S. dollar had a negative impact of 4 basis points on the year-over-year comparison of the region’s income from operations margin.

Latin America

Net sales were $1.1 billion, compared to $1.0 billion in the prior fiscal third quarter. The 16.7% increase in Latin American net sales was primarily driven by 16% growth in net sales of Client and Endpoint Solutions due to growth in mobility product sales, 17% growth in Advanced Solutions, led by growth in server and cyber security, along with 56% growth in Cloud-based Solutions and 65% growth in Other Services. The translation impact of foreign currencies relative to the U.S. dollar had a positive impact of 6% on the year-over-year net sales comparison.

Income from operations was $38.8 million, compared to $31.0 million in the prior fiscal third quarter and adjusted income from operations was $39.6 million compared to $29.9 million in the prior fiscal third quarter, representing increases of 25.4% and 32.4%, respectively.

Income from operations margin was 3.45%, compared to 3.21% in the prior fiscal third quarter. The year-over-year increase was primarily a result of higher gross margin driven by a shift in sales mix towards our higher-margin Advanced Solutions and Cloud-based Solutions categories as described above. These factors were partially offset by an increase in expense as a percentage of net sales in the region.

Fiscal Fourth Quarter 2026 Outlook

The following outlook is forward-looking, based on the Company’s current expectations for the fiscal fourth quarter 2026, and actual results may differ materially from what is indicated. We provide EPS guidance on a non-GAAP basis because certain information necessary to reconcile such guidance to GAAP is difficult to estimate and dependent on future events outside of our control. See “Use of Non-GAAP Financial Measures,” below.

	Fourteen Weeks Ended January 2, 2027
($ in millions, except per share data)	Low	High
Net sales	$17,500	$17,900
Gross profit	$1,075	$1,115
Non-GAAP diluted EPS	$1.05	$1.15

Our fiscal fourth quarter 2026 includes fourteen weeks of business while the prior fiscal fourth quarter included thirteen weeks. Our fiscal fourth quarter 2026 guidance assumes an effective tax rate of approximately 27% on a non-GAAP basis and 231.7 million diluted shares outstanding.

We also reaffirmed our multi-year financial framework introduced at September Capital Markets Day, summarized below:

Metrics for Fiscal Years 2026-2029E	Targets
Net sales CAGR	~4% to 6%
Gross profit CAGR	~5% to 7%
Operating expenses (annual)	~4.4% to 4.8% of net sales
Non-GAAP net income CAGR	~11% to 13%
Adjusted free cash flow / adjusted EBITDA (annual)	~30% or more
Adjusted ROIC (four-year average)	~16% to 17%

Dividend Increase and Payment

On October 29, 2026, the Company announced that its board of directors had declared a fourth quarter cash dividend on the Company’s common stock of $0.088 per share, representing a 2.3% increase from the quarterly dividend of $0.086 per share paid in the third quarter of 2026. The dividend is payable on November 23, 2026, to stockholders of record as of November 9, 2026.

Fiscal Third Quarter 2026 Earnings Call Details:

Ingram Micro’s management will host a call to discuss its results on Thursday, October 29, 2026 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time).

A live webcast of the conference call will be accessible from the Ingram Micro investor relations website at https://ir.ingrammicro.com. The call can also be accessed at 877-407-9781 or 201-689-8796.

A replay of the webcast will also be available at https://ir.ingrammicro.com.

About Ingram Micro

Ingram Micro (NYSE: INGM) is a leading technology company for the global information technology ecosystem. With the ability to reach nearly 90% of the global population, we play a vital role in the worldwide IT sales channel, bringing products and services from technology manufacturers and cloud providers to a highly diversified base of business-to-business technology experts. Through Ingram Micro Xvantage™, our AI-powered digital platform, we offer what we believe to be the industry’s first comprehensive business-to-consumer-like experience, integrating hardware and cloud subscriptions, personalized recommendations, instant pricing, order tracking, and billing automation. We also provide a broad range of technology services, including financing, specialized marketing, and lifecycle management, as well as technical pre- and post-sales professional support. Learn more at www.ingrammicro.com.

(1) Use of Non-GAAP Financial Measures

In addition to presenting financial results that have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), we have included in this release some or all of the following non-GAAP financial measures—adjusted income from operations, EBITDA, adjusted EBITDA, return on invested capital (“ROIC”), adjusted ROIC, non-GAAP net income, adjusted free cash flow, and non-GAAP EPS—which are financial measures that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP financial measures are useful in evaluating our business and the underlying trends that are affecting our performance. These non-GAAP measures are primary indicators that our management uses internally to conduct and measure its business and evaluate the performance of its consolidated operations, ongoing results, and trends. Our management believes these non-GAAP financial measures are useful as they provide meaningful comparisons to prior periods and an alternate view of the impact of acquired businesses. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. A material limitation associated with these non-GAAP measures as compared to the GAAP measures is that they may not be comparable to other companies with similarly titled items that present related measures differently. The non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP. See “Schedule A: Reconciliation of Non-GAAP Financial Measures” in the “Supplemental Information” section further below for reconciliations of non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP.

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or similar expressions which concern our strategy, plans, projections or intentions, but such words are not the exclusive means of identifying forward-looking statements in this release. These forward-looking statements are included throughout this release and relate to matters such as our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, and projections will result or be achieved, and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Certain important factors that involve risks and uncertainties and that could cause actual results to differ, possibly materially, from our expectations, beliefs, and projections reflected in such forward-looking statements can be found in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

There are a number of risks, uncertainties, and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties, and other important factors include, among others, the risks, uncertainties, and factors included within the filings we make with the SEC from time to time and the following: general economic conditions, including the impacts of the ongoing conflicts in the Middle East; our estimates of the size of the markets for our products and services; our ability to identify and integrate acquisitions and technologies into our platform; our plans to continue to expand; our ability to continue to successfully develop and deploy Ingram Micro Xvantage™; our ability to retain and recruit key personnel; the competition our products and services face and our ability to adapt to industry changes and market conditions, including inflation, market volatility, and supply constraints for many categories of technology; current and potential litigation involving us; the global nature of our business, including the various laws and regulations applicable to us now or in the future; the effect of various political, geopolitical, and macroeconomic issues and developments, including changes in tariffs or global trade policies and the related uncertainties associated with such developments, import/export and licensing restrictions, military conflicts, and our ability to comply with laws and regulations we are subject to, both in the United States and internationally; our financing efforts, payment of dividends and stock repurchases; our relationships with our customers, original equipment manufacturers, and suppliers; our ability to maintain and protect our intellectual property; the performance and security of our services, including information processing and cybersecurity provided by third parties; our ownership structure; our dependence upon Ingram Micro Inc. and its controlled subsidiaries for our results of operations, cash flows, and distributions; and our status as a “controlled company” and the extent to which the interests of Platinum Equity, LLC together with its affiliated investment vehicles (“Platinum”) conflict with our interests or the interests of our stockholders.

Ingram Micro, Xvantage™, and associated logos are trademarks of Ingram Micro Inc. (an indirect subsidiary of Ingram Micro Holding Corporation) or its licensors.

Contact:
Investor Relations:
Willa McManmon
ir@ingrammicro.com
Media:
Lisa Zwick
lisa.zwick@ingrammicro.com

Results of Operations

INGRAM MICRO HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value and share data)
(Unaudited)

	September 26, 2026	December 27, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,003,506	$1,864,724
Trade accounts receivable (less allowances of $203,025 and $169,165, respectively)	11,528,386	10,546,550
Inventory	6,566,692	4,970,113
Other current assets	942,276	859,252
Total current assets	20,040,860	18,240,639
Property and equipment, net	537,997	531,896
Operating lease right-of-use assets	383,587	403,224
Goodwill	851,185	854,749
Intangible assets, net	640,909	711,809
Other assets	608,599	502,067
Total assets	$23,063,137	$21,244,384
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,053,181	$11,963,324
Accrued expenses and other	1,112,835	1,163,587
Short-term debt and current maturities of long-term debt	1,047,204	449,583
Short-term operating lease liabilities	101,559	104,468
Total current liabilities	15,314,779	13,680,962
Long-term debt, less current maturities	2,853,351	2,749,781
Long-term operating lease liabilities, net of current portion	336,655	354,894
Other liabilities	185,035	210,329
Total liabilities	18,689,820	16,995,966
Stockholders’ equity:
Common Stock, par value $0.01, 2,000,000,000 shares authorized at September 26, 2026 and December 27, 2025, and 235,387,816 and 235,073,327 shares issued at September 26, 2026 and December 27, 2025, respectively	2,354	2,351
Additional paid-in capital	2,952,353	2,921,952
Treasury stock, at cost, 5,338,158 and 0 shares as of September 26, 2026 and December 27, 2025, respectively	(121,992)	—
Retained earnings	1,863,962	1,587,330
Accumulated other comprehensive loss	(323,360)	(263,215)
Total stockholders’ equity	4,373,317	4,248,418
Total liabilities and stockholders’ equity	$23,063,137	$21,244,384

INGRAM MICRO HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Net sales	$15,220,461	$12,603,755	$43,714,511	$37,678,554
Cost of sales	14,223,535	11,734,108	40,832,890	35,140,986
Gross profit	996,926	869,647	2,881,621	2,537,568
Operating expenses:
Selling, general and administrative	697,596	642,595	2,105,656	1,964,882
Restructuring costs	5,562	3,539	23,312	5,493
Total operating expenses	703,158	646,134	2,128,968	1,970,375
Income from operations	293,768	223,513	752,653	567,193
Other (income) expense:
Interest income	(10,353)	(12,910)	(35,495)	(36,793)
Interest expense	79,084	81,720	225,873	229,493
Net foreign currency exchange loss (gain)	14,616	(10,207)	26,030	34,121
Other	23,428	14,381	51,100	29,555
Total other (income) expense	106,775	72,984	267,508	256,376
Income before income taxes	186,993	150,529	485,145	310,817
Provision for income taxes	55,913	51,072	144,329	104,345
Net income	$131,080	$99,457	$340,816	$206,472
Basic earnings per share	$0.57	$0.42	$1.47	$0.88
Diluted earnings per share	$0.57	$0.42	$1.46	$0.88

INGRAM MICRO HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Cash flows from operating activities:
Net income	$131,080	$99,457	$340,816	$206,472
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	50,372	48,032	149,337	146,013
Stock-based compensation	9,981	6,018	34,192	15,107
Non-cash charges for interest and bond discount amortization	4,802	4,738	14,337	14,090
Amortization of lease right-of-use asset	31,876	30,466	97,070	92,531
Deferred income taxes	(16,534)	8,872	(45,591)	(17,982)
Loss (gain) on foreign exchange	4,669	(4,730)	(11,215)	40,763
Loss on sale of subsidiaries	—	5,491	—	38,248
Other	(694)	(6,770)	8,979	(11,666)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable	(876,558)	(175,338)	(1,154,081)	287,900
Inventory	(551,041)	110,566	(1,659,662)	(513,322)
Other assets	25,670	57,193	(180,683)	(130,194)
Accounts payable	1,343,898	(387,209)	1,394,503	(519,813)
Change in book overdrafts	20,564	11,507	(114,491)	(172,553)
Operating lease liabilities	(31,943)	14,063	(93,578)	(73,576)
Accrued expenses and other	105,222	31,606	(39,663)	(46,446)
Cash provided by (used in) operating activities	251,364	(146,038)	(1,259,730)	(644,428)
Cash flows from investing activities:
Capital expenditures	(40,207)	(28,968)	(109,430)	(93,929)
Proceeds from deferred purchase price of factored receivables	38,352	65,062	128,981	206,507
Issuance of notes receivable	—	—	(12,375)	(12,501)
Proceeds from notes receivable	4,278	10,662	19,412	31,172
Proceeds from the sale of subsidiaries	—	17,500	—	17,500
Proceeds from sale of equity investments	—	—	—	20,805
Other	801	1,883	11,552	13,303
Cash provided by investing activities	3,224	66,139	38,140	182,857
Cash flows from financing activities:
Dividends paid to stockholders	(22,834)	(18,318)	(61,186)	(59,146)
Change in unremitted cash collections from servicing factored receivables	(1,296)	1,118	(3,514)	(2,469)
Repurchase of Common Stock	(16,992)	—	(121,992)	—
Repayment of Term Loans	—	—	(200,000)	(125,000)
Gross proceeds from other debt	25,541	36,896	58,212	66,716
Gross repayments of other debt	(32,841)	(47,123)	(74,051)	(79,697)
Net (repayments) proceeds from revolving and other credit facilities	(12,477)	76,336	800,346	528,497
Other	(4,646)	(6,250)	(15,801)	(13,269)
Cash (used in) provided by financing activities	(65,545)	42,659	382,014	315,632

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,240)	(16,798)	(6,634)	30,168
Increase (decrease) in cash, cash equivalents and restricted cash	184,803	(54,038)	(846,210)	(115,771)
Cash, cash equivalents and restricted cash at beginning of period	833,711	856,668	1,864,724	918,401
Cash, cash equivalents and restricted cash at end of period	$1,018,514	$802,630	$1,018,514	$802,630
Supplemental disclosure of non-cash investing and financing information:
Amounts obtained as a beneficial interest in exchange for transferring trade receivables in factoring arrangements	$23,948	$70,682	$106,862	$199,643
Amounts reclassified from accounts payable to short-term debt and current maturities of long-term debt	$114,956	$—	$114,956	$9,553

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

In addition to its reported results calculated in accordance with U.S. GAAP, the Company has included in this release adjusted income from operations, adjusted EBITDA, return on invested capital (“ROIC”), adjusted ROIC, non-GAAP net income, adjusted free cash flow, and non-GAAP EPS, which are defined as follows:

•Adjusted Income from Operations means income from operations plus (i) amortization of intangibles, (ii) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, and (iii) integration and transition costs.

•We define adjusted EBITDA as EBITDA (calculated as net income before net interest expense, income taxes, depreciation and amortization expenses) adjusted to give effect to (i) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (ii) net realized and unrealized foreign currency exchange gains and losses including net gains and losses on derivative instruments not receiving hedge accounting treatment, (iii) costs of integration, transition, and operational improvement initiatives, which includes development and implementation activities associated with the Company’s digital experience platform XvantageTM and a broader transformation program focused on optimizing and modernizing the Company’s operating systems, as well as consulting, retention and transition costs associated with our organizational effectiveness programs charged to selling, general and administrative expenses, (iv) cash-based compensation expense associated with our cash-based long-term incentive program for certain employees in lieu of equity-based compensation prior to our initial public offering in October 2024 (the “IPO”), (v) stock-based compensation expense for restricted stock units issued in connection with our IPO, and (vi) certain other items as defined in our credit agreements.

•ROIC is defined as net income divided by the invested capital for the period. Invested capital is equal to stockholders’ equity plus long-term debt plus short-term debt and the current maturities of long-term debt less cash and cash equivalents at the end of each period.

•Adjusted ROIC is defined as adjusted net income divided by the invested capital for the period. Adjusted net income for a particular period is defined as net income plus (i) other income/expense, (ii) amortization of intangibles, (iii) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (iv) integration and transition costs, plus (v) the GAAP tax provisions for and/or valuation allowances on items (i), (ii), (iii) and (iv), plus (vi) the GAAP tax provisions for and/or valuation allowances on large non-recurring or discrete items.

•We define non-GAAP net income as net income adjusted to give effect to (i) amortization of intangibles, (ii) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (iii) net realized and unrealized foreign currency exchange gains and losses including net gains and losses on derivative instruments not receiving hedge accounting treatment, (iv) costs of integration, transition, and operational improvement initiatives, which includes development and implementation activities associated with the Company’s digital experience platform XvantageTM and a broader transformation program focused on optimizing and modernizing the Company’s operating systems, as well as consulting, retention and transition costs associated with our organizational effectiveness programs charged to selling, general and administrative expenses, (v) cash-based compensation expense associated with our cash-based long-term incentive program for certain employees in lieu of equity-based compensation prior to our IPO, (vi) stock-based compensation expense for restricted stock units issued in connection with our IPO, (vii) certain other items as defined in our credit agreements, (viii) the GAAP tax provisions for and/or valuation allowances on items (i), (ii), (iii), (iv), (v), (vi) and (vii), and (ix) the GAAP tax provisions for and/or valuation allowances on large non-recurring or discrete items. This metric differs from adjusted net income, which is a component of adjusted ROIC as described above.

•We define adjusted free cash flow as net income adjusted to give effect to (i) depreciation and amortization, (ii) other non-cash items and changes to non-working capital assets/liabilities, (iii) changes in working capital, (iv) proceeds from the deferred purchase price of factored receivables, and (v) capital expenditures.

•We define non-GAAP basic EPS as non-GAAP net income divided by the weighted-average shares outstanding during the period presented. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the weighted-average shares outstanding during the period presented, inclusive of the dilutive effect of participating securities.

The following is a reconciliation of income from operations to adjusted income from operations:

($ in thousands)	Thirteen Weeks Ended September 26, 2026	Thirteen Weeks Ended September 27, 2025	Thirty-Nine Weeks Ended September 26, 2026	Thirty-Nine Weeks Ended September 27, 2025
Income from operations	$293,768	$223,513	$752,653	$567,193
Amortization of intangibles	21,501	19,734	64,844	63,031
Restructuring costs	5,562	3,539	23,312	5,493
Integration and transition costs	1,157	11,078	23,890	52,257
Adjusted income from operations	$321,988	$257,864	$864,699	$687,974

The following is a reconciliation of net income to adjusted EBITDA:

($ in thousands)	Thirteen Weeks Ended September 26, 2026	Thirteen Weeks Ended September 27, 2025	Thirty-Nine Weeks Ended September 26, 2026	Thirty-Nine Weeks Ended September 27, 2025
Net income	$131,080	$99,457	$340,816	$206,472
Interest income	(10,353)	(12,910)	(35,495)	(36,793)
Interest expense	79,084	81,720	225,873	229,493
Provision for income taxes	55,913	51,072	144,329	104,345
Depreciation and amortization	50,372	48,032	149,337	146,013
EBITDA	$306,096	$267,371	$824,860	$649,530
Restructuring costs	5,562	3,539	23,312	5,493
Net foreign currency exchange loss (gain)	14,616	(10,207)	26,030	34,121
Integration, transition and operational improvement costs	26,021	51,458	103,575	168,340
Cash-based compensation expense	1,830	3,925	4,628	13,893
Stock-based compensation expense	9,981	6,018	34,192	15,107
Other	26,006	20,114	60,492	40,474
Adjusted EBITDA	$390,112	$342,218	$1,077,089	$926,958

The following is a reconciliation of net income to ROIC:

($ in thousands)	Thirteen Weeks Ended September 26, 2026	Thirteen Weeks Ended September 27, 2025	Thirty-Nine Weeks Ended September 26, 2026	Thirty-Nine Weeks Ended September 27, 2025
Net income	$131,080	$99,457	$340,816	$206,472

Stockholders' equity	4,373,317	4,102,375	4,373,317	4,102,375
Long-term debt	2,853,351	3,059,612	2,853,351	3,059,612
Short-term debt and current maturities of long-term debt	1,047,204	735,725	1,047,204	735,725
Cash and cash equivalents	(1,003,506)	(802,630)	(1,003,506)	(802,630)
Invested capital	$7,270,366	$7,095,082	$7,270,366	$7,095,082

Return on invested capital	7.2%	5.6%	6.3%	3.9%

Period in weeks for non-52 week periods	13	13	39	39
Number of weeks	52	52	52	52

The following is a reconciliation of net income to adjusted ROIC:

($ in thousands)	Thirteen Weeks Ended September 26, 2026	Thirteen Weeks Ended September 27, 2025	Thirty-Nine Weeks Ended September 26, 2026	Thirty-Nine Weeks Ended September 27, 2025
Net income	$131,080	$99,457	$340,816	$206,472
Pre-tax adjustments:
Other (income) expense	106,775	72,984	267,508	256,376
Amortization of intangibles	21,501	19,734	64,844	63,031
Restructuring costs	5,562	3,539	23,312	5,493
Integration and transition costs	1,157	11,078	23,890	52,257
Tax adjustments:
Tax impact of pre-tax adjustments (a)	(37,588)	(27,078)	(104,887)	(94,139)
Other discrete items	126	(932)	(1,546)	(1,029)
Adjusted net income	$228,613	$178,782	$613,937	$488,461

Stockholders' equity	4,373,317	4,102,375	4,373,317	4,102,375
Long-term debt	2,853,351	3,059,612	2,853,351	3,059,612
Short-term debt and current maturities of long-term debt	1,047,204	735,725	1,047,204	735,725
Cash and cash equivalents	(1,003,506)	(802,630)	(1,003,506)	(802,630)
Invested capital	$7,270,366	$7,095,082	$7,270,366	$7,095,082

Number of days	91	91	273	273
Adjusted return on invested capital	12.6%	10.1%	11.3%	9.2%
(a) Tax impact of pre-tax adjustments reflects the current and deferred income taxes associated with the above pre-tax adjustments in arriving at adjusted net income.

The following is a reconciliation of net income to non-GAAP net income:

($ in thousands)	Thirteen Weeks Ended September 26, 2026	Thirteen Weeks Ended September 27, 2025	Thirty-Nine Weeks Ended September 26, 2026	Thirty-Nine Weeks Ended September 27, 2025
Net income	$131,080	$99,457	$340,816	$206,472
Pre-tax adjustments:
Amortization of intangibles	21,501	19,734	64,844	63,031
Restructuring costs	5,562	3,539	23,312	5,493
Net foreign currency exchange loss (gain)	14,616	(10,207)	26,030	34,121
Integration, transition and operational improvement costs	26,021	51,458	103,575	168,340
Cash-based compensation expense	1,830	3,925	4,628	13,893
Stock-based compensation expense	9,981	6,018	34,192	15,107
Other items	23,682	17,997	52,771	34,540
Tax adjustments:
Tax impact of pre-tax adjustments (a)	(23,808)	(22,240)	(71,158)	(84,709)
Other miscellaneous tax adjustments	126	(932)	(1,546)	(1,029)
Non-GAAP net income	$210,591	$168,749	$577,464	$455,259
(a) Tax impact of pre-tax adjustments reflects the current and deferred income taxes associated with the above pre-tax adjustments in arriving at non-GAAP net income.

The following is a reconciliation of net income to adjusted free cash flow:

($ in thousands)	Thirteen Weeks Ended September 26, 2026	Thirteen Weeks Ended September 27, 2025	Thirty-Nine Weeks Ended September 26, 2026	Thirty-Nine Weeks Ended September 27, 2025
Net income	$131,080	$99,457	$340,816	$206,472
Depreciation and amortization	50,372	48,032	149,337	146,013
Other non-cash items and changes to non-working capital assets/liabilities	133,049	146,947	(216,152)	(79,125)
Changes in working capital	(63,137)	(440,474)	(1,533,731)	(917,788)
Cash provided by (used in) operating activities	$251,364	$(146,038)	$(1,259,730)	$(644,428)
Capital expenditures	(40,207)	(28,968)	(109,430)	(93,929)
Proceeds from deferred purchase price of factored receivables	38,352	65,062	128,981	206,507
Adjusted free cash flow	$249,509	$(109,944)	$(1,240,179)	$(531,850)

The following is a reconciliation of basic and diluted GAAP EPS to basic and diluted non-GAAP EPS:

	Thirteen Weeks Ended September 26, 2026	Thirteen Weeks Ended September 27, 2025	Thirty-Nine Weeks Ended September 26, 2026	Thirty-Nine Weeks Ended September 27, 2025
Basic EPS - GAAP	$0.57	$0.42	$1.47	$0.88
Amortization of intangibles	0.09	0.08	0.28	0.27
Restructuring costs	0.02	0.02	0.10	0.02
Net foreign currency exchange loss (gain)	0.06	(0.04)	0.11	0.15
Integration, transition and operational improvement costs	0.11	0.22	0.45	0.72
Cash-based compensation expense	0.01	0.02	0.02	0.06
Stock-based compensation expense	0.04	0.03	0.15	0.06
Other items	0.11	0.07	0.23	0.15
Tax adjustments:
Tax impact of pre-tax adjustments	(0.10)	(0.10)	(0.31)	(0.37)
Other miscellaneous tax adjustments	0.00	0.00	(0.01)	0.00
Non-GAAP basic EPS	$0.91	$0.72	$2.49	$1.94

	Thirteen Weeks Ended September 26, 2026	Thirteen Weeks Ended September 27, 2025	Thirty-Nine Weeks Ended September 26, 2026	Thirty-Nine Weeks Ended September 27, 2025
Diluted EPS - GAAP (a)	$0.57	$0.42	$1.46	$0.88
Amortization of intangibles	0.09	0.08	0.28	0.27
Restructuring costs	0.02	0.02	0.10	0.02
Net foreign currency exchange loss (gain)	0.06	(0.04)	0.11	0.15
Integration, transition and operational improvement costs	0.11	0.22	0.44	0.72
Cash-based compensation expense	0.01	0.02	0.02	0.06
Stock-based compensation expense	0.04	0.03	0.15	0.06
Other items	0.11	0.07	0.23	0.15
Tax adjustments:
Tax impact of pre-tax adjustments	(0.10)	(0.10)	(0.30)	(0.37)
Other miscellaneous tax adjustments	0.00	0.00	(0.01)	0.00
Non-GAAP diluted EPS (a)	$0.91	$0.72	$2.48	$1.94
(a) GAAP and non-GAAP diluted EPS for the Thirteen Weeks Ended September 26, 2026 and September 27, 2025, and the Thirty-Nine Weeks Ended September 26, 2026, and September 27, 2025 include 733,937, 737,062, 667,819, and 314,173, respectively, of outstanding restricted stock units that are dilutive.

Our release contains forward-looking estimates of non-GAAP diluted EPS for the fiscal fourth quarter 2026. We provide this non-GAAP measure to investors on a prospective basis for the same reasons (set forth above) that we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of fiscal fourth quarter 2026 GAAP diluted EPS to a forward-looking estimate of fiscal fourth quarter 2026 non-GAAP diluted EPS because certain information needed to make a reasonable forward-looking estimate of GAAP diluted EPS for fiscal fourth quarter 2026 is unreasonably difficult to predict and estimate and is often dependent on future events that may be uncertain or outside of our control, such as unanticipated non-recurring items not reflective of ongoing operations. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on our future financial results. We have not provided a reconciliation of our forward-looking non-GAAP multi-year financial framework to the most directly comparable forward-looking GAAP measures because certain items required for such reconciliations cannot be reasonably predicted without unreasonable effort, and their variability could have a significant impact on future GAAP results. Our forward-looking estimates of both GAAP and non-GAAP measures of our financial performance may differ materially from our actual results and should not be relied upon as statements of fact.

The following tables present selected financial information by reportable segment for the Thirteen Weeks Ended September 26, 2026 and September 27, 2025, and the Thirty-Nine Weeks Ended September 26, 2026, and September 27, 2025:

	Thirteen Weeks Ended September 26, 2026				Thirteen Weeks Ended September 27, 2025
	North America	EMEA	Asia-Pacific	Latin America	North America	EMEA	Asia-Pacific	Latin America
Net sales	$5,820,665	$3,930,643	$4,342,305	$1,126,848	$4,425,888	$3,662,309	$3,549,666	$965,892
Cost of sales	5,416,703	3,640,662	4,148,908	1,017,262	4,073,703	3,390,603	3,395,154	874,648
Gross profit	403,962	289,981	193,397	109,586	352,185	271,706	154,512	91,244
Gross margin	6.94%	7.38%	4.45%	9.73%	7.96%	7.42%	4.35%	9.45%
Income from operations(1)	114,109	67,786	86,835	38,842	79,147	61,951	67,546	30,983
Income from operations margin	1.96%	1.72%	2.00%	3.45%	1.79%	1.69%	1.90%	3.21%
Amortization of intangibles	10,030	6,298	4,290	883	8,227	6,382	4,305	820
Restructuring costs	4,292	856	413	1	2,500	1,039	—	—
Integration and transition costs	28	152	(887)	(129)	6,592	87	125	(1,897)
Adjusted income from operations(2)	$128,459	$75,092	$90,651	$39,597	$96,466	$69,459	$71,976	$29,906
Adjusted income from operations margin	2.21%	1.91%	2.09%	3.51%	2.18%	1.90%	2.03%	3.10%
(1)We do not allocate stock-based compensation expense or time-vested and performance-vested cash-based compensation recognized to our reportable segments or certain Corporate costs. Accordingly, income from operations does not include corporate costs, cash-based compensation expense, and stock-based compensation expense of $1,993, $1,830, and $9,981, respectively, for the Thirteen Weeks Ended September 26, 2026 and $6,171, $3,925, and $6,018, respectively, for the Thirteen Weeks Ended September 27, 2025.
(2)Adjusted income from operations does not include cash-based and stock-based compensation expense of $1,830 and $9,981, respectively, for the Thirteen Weeks Ended September 26, 2026 and $3,925 and $6,018, respectively, for the Thirteen Weeks Ended September 27, 2025.

	Thirty-Nine Weeks Ended September 26, 2026				Thirty-Nine Weeks Ended September 27, 2025
	North America	EMEA	Asia-Pacific	Latin America	North America	EMEA	Asia-Pacific	Latin America
Net sales	$16,099,196	$11,583,216	$12,869,035	$3,163,064	$13,842,663	$10,566,461	$10,646,686	$2,622,744
Cost of sales	14,960,701	10,721,096	12,309,014	2,842,079	12,791,431	9,774,349	10,203,763	2,371,443
Gross profit	1,138,495	862,120	560,021	320,985	1,051,232	792,112	442,923	251,301
Gross margin	7.07%	7.44%	4.35%	10.15%	7.59%	7.50%	4.16%	9.58%
Income from operations(3)	270,142	184,638	246,120	113,407	196,371	174,918	157,514	79,072
Income from operations margin	1.68%	1.59%	1.91%	3.59%	1.42%	1.66%	1.48%	3.01%
Amortization of intangibles	30,107	19,197	12,894	2,646	29,270	18,478	12,889	2,394
Restructuring costs	11,263	9,026	2,327	696	3,460	2,033	—	—
Integration and transition costs	107	596	208	145	41,767	443	250	(1,885)
Adjusted income from operations(4)	$311,619	$213,457	$261,549	$116,894	$270,868	$195,872	$170,653	$79,581
Adjusted income from operations margin	1.94%	1.84%	2.03%	3.70%	1.96%	1.85%	1.60%	3.03%
(3)We do not allocate stock-based compensation expense or time-vested and performance-vested cash-based compensation recognized to our reportable segments or certain Corporate costs. Accordingly, income from operations does not include corporate costs, cash-based compensation expense, and stock-based compensation expense of $22,834, $4,628, and $34,192, respectively, for the Thirty-Nine Weeks Ended September 26, 2026 and $11,682, $13,893, and $15,107, respectively, for the Thirty-Nine Weeks Ended September 27, 2025.
(4)Adjusted income from operations does not include cash-based and stock-based compensation expense of $4,628 and $34,192, respectively, for the Thirty-Nine Weeks Ended September 26, 2026 and $13,893 and $15,107, respectively, for the Thirty-Nine Weeks Ended September 27, 2025.